Exhibit 99.1
Oxford Industries, Inc. Press Release
222 Piedmont Avenue, N.E. • Atlanta, Georgia 30308

Contact:	Anne M. Shoemaker
Telephone:	(404) 653-1455
Fax:	(404) 653-1545
E-Mail:	ashoemaker@oxfordinc.com

FOR IMMEDIATE RELEASE
June 9, 2009
Oxford Industries Reports First Quarter Results
— Achieves EPS of $0.42, Driven by Effective Operational Streamlining —
ATLANTA, GA — Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2009 first quarter ended May 2, 2009. Consolidated net sales were $216.7 million compared to $272.9 million in the first quarter of fiscal 2008. Diluted net earnings per common share were $0.42 compared to $0.59 in the first quarter of fiscal 2008.
J. Hicks Lanier, Chairman and Chief Executive Officer of Oxford Industries, Inc., commented, “Despite reduced consumer demand for discretionary items, including apparel, Oxford is solidly profitable and we expect to continue to generate substantial cash flow from operations. We remain confident that our fundamental strategy is on target and will allow us to generate excellent financial returns as conditions in our markets improve.”
Mr. Lanier continued, “For the first quarter of this year, we reduced SG&A by over 20% from $99.6 million to $78.7 million. We also reduced inventories from $122.7 million at the end of the first quarter last year to $103.3 million as of May 2, 2009. At the same time we have maintained the integrity of our Tommy Bahama and Ben Sherman brands and believe that we have strengthened the position of each in its core market. Additionally, our legacy businesses have performed quite well and are clearly showing the benefits of the restructuring efforts we initiated prior to the downturn in market conditions.”
Operating Results
Tommy Bahama reported net sales of $98.4 million for the first quarter of fiscal 2009 compared to $129.3 million in the first quarter of fiscal 2008. The decrease in net sales was primarily due to the impact of the difficult retail environment on both sales at wholesale and in its owned retail stores. Tommy Bahama’s operating income for the first quarter was $12.3 million compared to $19.5 million in the first quarter of 2008. The decrease in operating income was due to lower sales and lower royalty income. However,

Tommy Bahama was able to mitigate the impact of lower sales with improved gross margins and lower SG&A.
Ben Sherman reported net sales of $24.2 million for the first quarter of fiscal 2009 compared to $36.6 million in the first quarter of 2008. Ben Sherman reported an operating loss of $2.0 million in the first quarter compared to operating income of $0.3 million in the first quarter of 2008. The decrease in net sales and operating results was primarily due to the 26% reduction in the average exchange rate of the British pound versus the United States dollar coupled with challenging consumer market conditions in the United Kingdom. Because the majority of Ben Sherman’s inventory purchases are denominated in United States dollars, while Ben Sherman’s sales are primarily in other currencies, the currency fluctuation negatively impacted Ben Sherman’s gross margins. The lower margins were partially offset by reductions in SG&A.
Net sales for Lanier Clothes were $31.5 million in the first quarter of fiscal 2009 compared to $38.7 million in the first quarter of fiscal 2008. For the quarter, Lanier Clothes reported operating income of $2.7 million compared to breakeven results in the first quarter of fiscal 2008. The reduced sales and improved profitability resulted from Lanier Clothes’ exit from the Nautica and Oscar de la Renta businesses and restructuring of the Arnold Brant business as well as initiatives to reduce overhead.
Oxford Apparel reported net sales of $63.2 million for the first quarter of fiscal 2009 compared to $68.7 million in the first quarter of fiscal 2008. Operating income for Oxford Apparel was $5.2 million for the first quarter compared to $5.3 million in the first quarter of fiscal 2008. The decrease in sales was primarily due to Oxford Apparel’s strategy to focus on key product categories and exit certain underperforming lines of business. The decrease in sales and corresponding decrease in gross profit were offset by decreases in SG&A in the form of reduced employment costs and other variable operating expenses.
The Corporate and Other operating loss for the first quarter of fiscal 2009 was flat with the first quarter of fiscal 2008. The first quarter of fiscal 2009 included a LIFO accounting charge of $1.6 million compared to a LIFO accounting charge of $0.5 million in the first quarter of fiscal 2008. This additional LIFO charge was offset by decreases in SG&A, primarily consisting of reduced employment costs.
Consolidated gross margins for the first quarter of fiscal 2009 decreased to 41.4% from 42.6% in the first quarter of fiscal 2008. The moderate decline in gross margin was primarily attributable to the larger LIFO charge previously referred to, as well as the Company’s sales mix.
SG&A for the first quarter of fiscal 2009 decreased to $78.7 million, or 36.3% of net sales, from $99.6 million, or 36.5% of net sales, in the first quarter of fiscal 2008. The decrease in SG&A was due primarily to significant reductions in the Company’s overhead cost structure, cost reductions associated with the exit from certain businesses, the impact on Ben Sherman of the reduction in the average value of the British pound versus the United States dollar, reductions in pre-opening expenses for Tommy Bahama stores and restaurants and reductions in advertising expenses. These cost savings were partially offset by expenses associated with the operation of additional Tommy Bahama retail stores.
Royalties and other operating income for the first quarter of fiscal 2009 was $2.5 million compared to $4.2 million in the first quarter of fiscal 2008. The decrease was primarily due to the Company’s termination of the license agreement for footwear in Tommy Bahama, the decline in the British pound versus the United States dollar referenced above, which impacted Ben Sherman royalty income, and the difficult economic conditions.
Balance Sheet & Liquidity
As of May 2, 2009, the Company had approximately $122.8 million in unused availability under its U.S. revolving credit facility and $9.1 million in unused availability under its U.K. revolving credit facility. The Company’s anticipated capital expenditures for fiscal 2009, including $3.8 million incurred during the first quarter, are expected to be approximately $12 million. These expenditures will consist primarily of additional Tommy Bahama and Ben Sherman retail stores and the costs associated with the implementation of a new integrated financial system.
Outlook for Fiscal 2009
The Company noted that given the lack of visibility caused by the highly uncertain economic environment, it will not be providing 2009 sales and earnings guidance. The Company also noted that its plans for 2009 are conservative and assume a continuation of the difficult economic environment. The Company’s results were in line with its expectations for the first quarter of fiscal 2009.
Conference Call
The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. EDT today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. Please visit the website at least 15 minutes before the call to register for the teleconference web cast and download any necessary software. A replay of the call will be available through June 23, 2009. To access the telephone replay, participants should dial 719-457-0820. The access code for the replay is 9595040. A replay of the web cast will also be available following the teleconference on the Company’s website at www.oxfordinc.com.

About Oxford:
Oxford Industries, Inc. is a producer and marketer of branded and private label apparel for men, women and children. Oxford’s brands include Tommy Bahama®, Ben Sherman®, Arnold Brant®, Ely & Walker® and Oxford Golf®. The Company also holds exclusive licenses to produce and sell certain product categories under the Kenneth Cole®, Geoffrey Beene® and Dockers® labels. Oxford’s wholesale customers are found in every major channel of distribution, including national chains, specialty catalogs, mass merchants, department stores, specialty stores and Internet retailers. The Company operates retail stores, restaurants and Internet websites for some of its brands. The Company also has license arrangements with select third parties to produce and sell certain product categories under its Tommy Bahama and/or Ben Sherman brands.
Oxford’s stock has traded on the NYSE since 1964 under the symbol OXM. For more information, please visit Oxford’s website at www.oxfordinc.com.
CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
     Our Securities and Exchange Commission, or SEC, filings and public announcements may include forward-looking statements about future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward-looking statements include, among others, assumptions regarding the duration and severity of the current economic conditions and the impact on consumer demand and spending, access to capital and/or credit markets, particularly in light of recent conditions in those markets, demand for our products, timing of shipments requested by our wholesale customers, expected pricing levels, competitive conditions, the timing and cost of planned capital expenditures, expected synergies in connection with acquisitions and joint ventures, costs of products and raw materials we purchase, expected outcomes of pending or potential litigation and regulatory actions and disciplined execution by key management. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. Risk Factors contained in our Annual Report on Form 10-K for fiscal 2008 and those described from time to time in our future reports filed with the SEC.
     We caution that one should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OXFORD INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share amounts)

	First Quarter	First Quarter
	Fiscal 2009	Fiscal 2008
Net sales	$216,731	$272,942
Cost of goods sold	126,960	156,633

Gross profit	89,771	116,309
SG&A	78,683	99,634
Amortization of intangible assets	308	788

	78,991	100,422
Royalties and other operating income	2,469	4,188

Operating income	13,249	20,075
Interest expense, net	4,565	6,332

Earnings before income taxes	8,684	13,743
Income taxes	2,172	4,226

Net earnings	$6,512	$9,517

Net earnings per common share:
Basic	$0.42	$0.60
Diluted	$0.42	$0.59

Weighted average common shares outstanding:
Basic	15,519	15,981
Dilution	26	104

Diluted	15,545	16,085

Dividends declared per common share	$0.09	$0.18

OXFORD INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except par amounts)

	May 2,	May 3,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$8,386	$6,095
Receivables, net	93,795	123,121
Inventories, net	103,255	122,688
Prepaid expenses	17,761	18,002

Total current assets	223,197	269,906
Property, plant and equipment, net	88,311	96,255
Goodwill, net	—	257,926
Intangible assets, net	136,454	230,149
Other non-current assets, net	19,970	30,492

Total Assets	$467,932	$884,728

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable and other accrued expenses	$70,685	$94,312
Accrued compensation	9,907	14,501
Income taxes payable	2,351	4,081
Dividends payable	—	2,954
Short-term debt and current maturities of long-term debt	25,479	14,614

Total current liabilities	108,422	130,462
Long-term debt, less current maturities	181,501	224,459
Other non-current liabilities	46,304	54,213
Non-current deferred income taxes	31,423	60,570
Commitments and contingencies
Shareholders’ Equity:
Common stock, $1.00 par value; 60,000 authorized and 16,057 issued and outstanding at May 2, 2009 and 16,410 issued and outstanding at May 3, 2008	16,057	16,410
Additional paid-in capital	89,041	85,760
Retained earnings	21,516	299,773
Accumulated other comprehensive income (loss)	(26,332)	13,081

Total shareholders’ equity	100,282	415,024

Total Liabilities and Shareholders’ Equity	$467,932	$884,728

OXFORD INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	First Quarter	First Quarter
	Fiscal 2009	Fiscal 2008
Cash Flows From Operating Activities:
Net earnings	$6,512	$9,517
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	4,623	4,786
Amortization of intangible assets	308	788
Amortization of deferred financing costs and bond discount	335	654
Stock compensation expense	671	639
Loss on sale of property, plant and equipment and impairment loss	28	184
Equity method investment income	(202)	(324)
Deferred income taxes	(594)	(597)
Changes in working capital:
Receivables	(14,759)	(17,366)
Inventories	26,359	36,257
Prepaid expenses	(678)	879
Current liabilities	(19,255)	(2,515)
Other non-current assets	111	41
Other non-current liabilities	(929)	3,303

Net cash provided by operating activities	2,530	36,246
Cash Flows From Investing Activities:
Investments in unconsolidated entities	—	(222)
Purchases of property, plant and equipment	(3,771)	(8,722)

Net cash used in investing activities	(3,771)	(8,944)
Cash Flows From Financing Activities:
Repayment of financing arrangements	(63,373)	(76,228)
Proceeds from financing arrangements	70,875	42,941
Proceeds from issuance of common stock	137	257
Dividends on common stock	(1,430)	(2,889)

Net cash provided by (used in) financing activities	6,209	(35,919)

Net change in cash and cash equivalents	4,968	(8,617)
Effect of foreign currency translation on cash and cash equivalents	128	(200)
Cash and cash equivalents at the beginning of year	3,290	14,912

Cash and cash equivalents at the end of period	$8,386	$6,095

OXFORD INDUSTRIES, INC.
OPERATING GROUP INFORMATION
(UNAUDITED)
(in thousands)

	First Quarter	First Quarter
	Fiscal 2009	Fiscal 2008

Net Sales
Tommy Bahama	$98,420	$129,258
Ben Sherman	24,219	36,587
Lanier Clothes	31,507	38,687
Oxford Apparel	63,204	68,684
Corporate and Other	(619)	(274)

Total Net Sales	$216,731	$272,942

Operating Income (loss)
Tommy Bahama	$12,250	$19,483
Ben Sherman	(1,976)	255
Lanier Clothes	2,737	(21)
Oxford Apparel	5,193	5,325
Corporate and Other	(4,955)	(4,967)

Total Operating Income	$13,249	$20,075